EXHIBIT 3.2

[Translation]

Registration code ASBG002

Established April 26, 1994

7th revision June 23, 2016

BOARD OF DIRECTORS REGULATIONS

Chapter 1 General provisions

Article 1 Purpose

The purpose of these Regulations is to clarify the powers of the Board of Directors and to prescribe the composition and operational method of the Board of Directors.

Article 2 Scope of application

Matters relating to the Board of Directors of the Company shall be governed by the provisions of these Regulations as well as by the provisions of laws and regulations and the Articles of Incorporation.

Article 3 Composition

The Board of Directors shall consist of all of the Directors.

Article 4 Meetings

1.	The types of Board of Directors meetings shall be ordinary Board of Directors meetings and extraordinary Board of Directors meetings.

2.	An ordinary Board of Directors meetings shall be held each month in principle, and extraordinary Board of Directors meetings shall be held from time to time as necessary.

Chapter 2 Powers

Article 5 Powers

The Board of Directors shall make decisions regarding the execution of the business of the Company, supervise the execution of duties of the Directors, and ensure the appropriateness of the business.

Article 6 Matters to be resolved

1.

The Board of Directors shall determine material matters relating to the execution of business as well as the matters prescribed in law and regulation and the Articles of Incorporation. The details of such matters shall be prescribed in detailed regulations.

2.

If a Director (other than a Director who is an Audit and Supervisory Committee Member; the same applies hereinafter in this subsection) intends to make a transaction with the Company for himself/herself or a third party or any other transaction that would give rise to a conflict of interests between the Company and the Director, such Director must obtain a resolution of the Board of Directors as well as approval from the Audit and Supervisory Committee, and after completing the transaction report to the Board of Directors on the material matters pertaining to the transaction without delay.

Article 7 Reporting matters

1.

The Board of Directors shall receive reports from each Director regarding the status of execution of business and any other matters prescribed in law and regulation, and supervise the execution of duties of the Directors. The details of such matters shall be prescribed in detailed regulations.

2.

Notwithstanding the provisions of the preceding paragraph, if a reporting matter is notified to all Directors by a Director or the Financial Auditor, such matter is not required to be reported to the Board of Directors.

Chapter 3 Convocation

Article 8 Convener

1.

Meetings of the Board of Directors shall be convened by the Director and President. If the Director and President is unable to do so, the Director and Chairman shall convene the meeting, and if the Director and Chairman is unable to do so, another Director shall convene the meeting in accordance with the order of precedence prescribed in advance by the Board of Directors.

2.	Notwithstanding the provisions of the preceding paragraph, an Audit and Supervisory Committee Member selected by the Audit and Supervisory Committee may convene a meeting of the Board of Directors.

3.	Each Director may demand the convocation of a meeting of the Board of Directors by submitting to the convener a written document stating the subject matter of the meeting.

4.

If within five days after the demand in the preceding paragraph is made a convocation notice for a meeting of the Board of Directors is not issued stating a date within two weeks from the date of such demand as the date of the meeting, the Director who demanded the convocation may himself or herself convene a meeting of the Board of Directors.

Article 9 Convocation notice

1.

A convocation notice for a meeting of the Board of Directors must be issued to each Director three days before the date of the meeting. However, this period may be shortened in the case of urgent necessity.

2.	The convocation notice in the preceding paragraph may be omitted if the consent of all Directors is obtained.

3.

Administrative work related to the convocation of meetings of the Board of Directors shall be performed by a Director with jurisdiction over the Corporate Planning division pursuant to the instructions of the convener.

Chapter 4 Operation

Article 10 Chairperson

1.

Meetings of the Board of Directors shall be chaired by the Director and President. If the Director and President is unable to do so, the meeting shall be chaired by the Director and Chairman, and if the Director and Chairman is unable to do so, another Director shall chair the meeting in accordance with the order of precedence prescribed in advance by the Board of Directors.

2.

If the Director serving as chairperson of a meeting of the Board of Directors has a conflict of interests with a matter that is the subject of the meeting, deliberations for such matter shall be conducted in accordance with the provisions of the preceding paragraph.

Article 11 Resolution method

1.

A quorum of the Board of Directors will be formed when a meeting of the Board of Directors is attended by a majority of the Directors, and a resolution of the Board of Directors shall be made by a majority of the votes of the Directors in attendance. In case of a tie, the chairperson may defer the decision and submit the matter for further deliberation at the next meeting of the Board of Directors.

2.

Any Director who has a special interest in respect of an agenda item of a meeting of the Board of Directors may not participate in the voting in the preceding paragraph. In this case, the voting right of such Director will not be included when calculating the number of voting rights of the Directors in attendance.

3.

If all Directors consent in writing or in electronic or magnetic format regarding a matter to be resolved by the Board of Directors, it will be deemed that a resolution approving such matter for resolution has been made by the Board of Directors.

Article 12 Other attendees

As necessary, the Board of Directors may cause persons other than Directors to attend a meeting of the Board of Directors and seek reports or opinions from such persons.

Article 13 Method of submitting proposals

1.

Proposals to be submitted to the Board of Directors must be submitted by Directors to the chairperson of the Board of Directors in the prescribed form. If materials relating to the proposal are required, the submitting Director shall prepare such materials and attach them.

2.

In order to seek to expedite resolutions and to improve their accuracy and secure their legality, when submitting a matter to be resolved to the Board of Directors, the submitting Director shall attach a statement of opinion by the examination department as a related material pertaining the proposal in accordance with the Board of Directors Detailed Regulations.

3.

Administrative work pertaining to the acceptance of proposals and materials related thereto shall be performed by the Director with jurisdiction over the Corporate Planning division pursuant to the instructions of the chairperson.

Article 14 Minutes

1.	Minutes of a meeting of the Board of Directors shall be prepared by the chairperson of the Board of Directors without delay after the conclusion of such meeting of the Board of Directors.

2.	Minutes shall state the matters prescribed in law and regulation and be affixed with the names and seals of the Directors in attendance.

3.

Minutes must make clear whether each Director who participated in the resolution approved or disapproved of the resolution, and must also record any objection raised by a Director in respect of the matter to be resolved, if any.

4.

Preparing the minutes with seals and other administrative work related to the minutes shall be performed by the Director with jurisdiction over the Corporate Planning division pursuant to the instructions of the chairperson, and the minutes shall be stored with the materials related to the resolution attached.

Article 15 Notification to absentees

Notifications of the results of agenda items of a meeting of the Board of Directors for Directors who did not attend the meeting shall be made by sending a copy of the minutes.

Article 16 Evaluation of Board of Directors

Each year, the Board of Directors shall conduct an analysis and evaluation of the effectiveness of the Board of Directors as a whole.

Chapter 5 Miscellaneous provisions

Article 17 Revisions

These Regulations may be amended by a resolution of the Board of Directors.

Article 18 Supplementary provisions

(1)	These Regulations become effective from April 26, 1994.

(2)	These Regulations are revised on July 1, 2003 and become effective from such date. (2nd revision)

(3)	These Regulations are revised on July 1, 2005 and become effective from such date. (3rd revision)

(4)	These Regulations are revised on July 1, 2006 and become effective from such date. (4th revision)

(5)	These Regulations are revised on October 2, 2009 and become effective from such date. (5th revision)

(6)	These Regulations are revised on January 1, 2013 and become effective from such date. (6th revision)

(7)	These Regulations are revised on June 23, 2016 and become effective from such date. (7th revision)

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